Exhibit 10.73

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Dated 31 October 2014

NCL CORPORATION LTD.

as Guarantor

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

-and-

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

SOCIÉTÉ GÉNÉRALE

as Mandated Lead Arrangers

-and-

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as Agent

GUARANTEE

relating to a Loan Agreement dated 18 July 2008 in respect of the passenger cruise ship newbuilding presently designated as Hull No. 6195

INDEX

Clause		Page

1	INTERPRETATION	2

2	GUARANTEE	3

3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR	3

4	EXPENSES	4

5	ADJUSTMENT OF TRANSACTIONS	4

6	PAYMENTS	4

7	INTEREST	5

8	SUBORDINATION	5

9	ENFORCEMENT	6

10	REPRESENTATIONS AND WARRANTIES	7

11	UNDERTAKINGS	8

12	JUDGMENTS AND CURRENCY INDEMNITY	15

13	SET-OFF	15

14	SUPPLEMENTAL	15

15	ASSIGNMENT AND TRANSFER	16

16	NOTICES	16

17	INVALIDITY OF LOAN AGREEMENT	17

18	GOVERNING LAW AND JURISDICTION	17

EXECUTION PAGE		19

SCHEDULE 1 FORM OF COMPLIANCE CERTIFICATE		21

THIS GUARANTEE is made on 31 October 2014

BETWEEN

(1)	NCL CORPORATION LTD., a company incorporated under the laws of Bermuda with its registered office at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM11, Bermuda (the “Guarantor”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 of the Loan Agreement (the “Lenders”);

(3)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (formerly known as Calyon), a French “société anonyme”, having a share capital of EUR 7,254,575,271 and its registered office located at 9, quai du Président Paul Doumer, 92920 Paris La Défense Cedex, France registered under the no. Siren 304 187 701 at the Registre du Commerce et des Sociétés of Nanterre, and SOCIÉTÉ GÉNÉRALE, a French “société anonyme”, having a share capital of EUR 583,228,241.25 and its registered office located at 29 boulevard Haussmann, 75009 Paris, France, registered under the no. Siren 522 120 222 at the Registre du Commerce et des Sociétés of Paris (together the “Mandated Lead Arrangers”); and

(4)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (formerly known as Calyon), a French “société anonyme”, having a share capital of EUR 7,254,575,271 and its registered office located at 9 quai du Président Paul Doumer, 92920 Paris La Défense Cedex, France registered under the n° Siren 304 187 701 at the Registre du Commerce et des Sociétés of Nanterre (the “Agent”, which expression includes its successors and assigns).

BACKGROUND

(A)	By a Master Shipbuilding (Contracts and Options) Agreement dated 14 May 2008 (the “Master Agreement”) entered into between (inter alia) Fincantieri - Cantieri Navali Italiani SpA (the “Builder”), Prestige Cruise Holdings, Inc., Oceania Cruises, Inc. and, by way of endorsement, Riviera New Build, LLC (the “Borrower”) providing for an original shipbuilding contract dated 13 June 2007 (the “Original Shipbuilding Contract”) between the Borrower and the Builder to be novated and modified in the form and on the terms set out in the Master Agreement (the Original Shipbuilding Contract as novated and modified by the Master Agreement being hereinafter referred to as the “Shipbuilding Contract”), the Builder has agreed to design, construct and deliver, and the Borrower has agreed to purchase, a passenger cruise ship currently having hull number 6195.

(B)	By a loan agreement dated 18 July 2008 (as amended by a supplemental agreement dated 25 October 2010, as amended and restated on or about the date hereof and as otherwise amended from time to time) (the “Loan Agreement”) and made between (i) the Borrower, (ii) the Lenders, (iii) the Mandated Lead Arrangers and (iv) the Agent and SACE Agent, it was agreed that the Lenders would make available to the Borrower a loan facility of the Dollar Equivalent of up to EUR 349,520,718 for the purpose of assisting the Borrower in financing (i) payment under the Shipbuilding Contract of all or part of 80% of the Final Contract Price up to the Eligible Amount and (ii) payment to SACE of the Dollar Equivalent of 100% of the second instalment of the SACE Premium.

(C)	By a guarantee dated 18 July 2008 (as amended by a side letter dated 14 December 2011, as further amended by a letter agreement dated 24 June 2013 and as otherwise amended from time to time) (the “Prestige Guarantee”) and made between (i) Prestige Cruise Holdings, Inc. as guarantor (the “Prestige Guarantor”), (ii) the Lenders, (iii) the Mandated Lead Arrangers and (iv) the Agent, the Prestige Guarantor agreed to guarantee the obligations of the Borrower under the Loan Agreement.

(D)	By a guarantee dated 18 July 2008 (as amended by a side letter dated 14 December 2011, as further amended by a letter agreement dated 24 June 2013 and as otherwise amended from time to time) (the “Oceania Guarantee” and together with the Prestige Guarantee, the “Prior Guarantees”) and made between (i) Oceania Cruises, Inc. as guarantor (the “Oceania Guarantor” and together with the Prestige Guarantor, the “Prior Guarantors”), (ii) the Lenders, (iii) the Mandated Lead Arrangers and (iv) the Agent, the Oceania Guarantor agreed to guarantee the obligations of the Borrower under the Loan Agreement.

(E)	By an amendment and restatement agreement dated 31 October 2014 and made between (i) the Borrower, (ii) the Lenders, (iii) the Mandated Lead Arrangers, and (iv) the Agent and SACE Agent, the parties thereto agreed to, among other things, the Guarantor replacing the Prior Guarantors as a guarantor of the obligations of the Borrower under the Loan Agreement with the corresponding termination of the Prior Guarantees and the execution and delivery of this Guarantee.

(F)	The execution and delivery to the Agent of this Guarantee is one of the conditions precedent of the continuing availability of the facility under the Loan Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1.2	Construction of certain terms. In this Guarantee:

“Amendment and Restatement Agreement” means the amendment and restatement agreement referred to in Recital (E) above.

“Apollo” means the Fund and any Fund Affiliate.

“bankruptcy” includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country.

“First Financial Quarter” means the financial quarter ending immediately prior to or on the date falling 90 days before the Intended Delivery Date.

“Fund” means Apollo Management VI, L.P. and other co-investment partnerships managed by Apollo Management VI, L.P..

“Fund Affiliate” means (i) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (ii) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management VI, L.P. or Apollo Management V, L.P..

“Loan Agreement” means the loan agreement originally dated 18 July 2008, as amended by a supplemental agreement dated 25 October 2010 and as amended and restated pursuant to the Amendment and Restatement Agreement referred to in Recital (B) and includes any existing or future amendments, amendments and restatements, or supplements, whether made with the Guarantor's consent or otherwise.

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“Management” means the employees of the Guarantor and its subsidiaries or their dependants or any trust for which such persons are the intended beneficiary.

1.3	Application of construction and interpretation provisions of Loan Agreement. Clauses 1.2 to 1.5 of the Loan Agreement apply, with any necessary modifications, to this Guarantee.

1.4	Effective Date of Guarantee

This Guarantee is effective from the Effective Date as such term is defined in the Amendment and Restatement Agreement.

2	GUARANTEE

2.1	Guarantee and indemnity. The Guarantor unconditionally and irrevocably:

(a)	guarantees to the Agent punctual performance by the Borrower of all the Borrower’s obligations under or in connection with the Loan Agreement and every other Finance Document;

(b)	undertakes to the Agent that whenever the Borrower does not pay any amount when due under or in connection with the Loan Agreement and the other Finance Documents, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor;

(c)	agrees that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Agent and each other Creditor Party immediately on demand by the Agent against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the Loan Agreement or any other Finance Document on the date when it would have been due. Any such demand for indemnification shall be made through the Agent, for itself or on behalf of the Creditor Parties. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 2.1 if the amount claimed had been recoverable on the basis of a guarantee.

2.2	No limit on number of demands. The Agent acting on behalf of the Creditor Parties may serve any number of demands under Clause 2.1.

3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

3.1	Principal and independent debtor. The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2	Waiver of rights and defences. Without limiting the generality of Clause 3.1, the obligations of the Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or any Creditor Party) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any affiliate of the Borrower;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower

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or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any insolvency or similar proceedings;

(g)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents;

(h)	any release or loss whatsoever of any guarantee, right or Security Interest created by the Finance Documents;

(i)	any failure whatsoever promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(j)	any other Finance Document or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

4	EXPENSES

4.1	Costs of preservation of rights, enforcement etc. The Guarantor shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or any other Creditor Party in connection with any matter arising out of this Guarantee or any Security Interest connected with it, including any advice, claim or proceedings relating to this Guarantee or such a Security Interest.

4.2	Fees and expenses payable under Loan Agreement. Clause 4.1 is without prejudice to the Guarantor's liabilities in respect of the Borrower's obligations under clauses 10 (Fees) and 11 (Taxes, Increased Costs, Costs and Related Charges) of the Loan Agreement and under similar provisions of other Finance Documents.

5	ADJUSTMENT OF TRANSACTIONS

5.1	Reinstatement of obligation to pay. The Guarantor shall pay to the Agent on its demand any amount which any Creditor Party is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of the Borrower or of any other Obligor (or similar person) on the ground that the Loan Agreement or any other Finance Document, or a payment by the Borrower or of such other Obligor, was invalid or on any similar ground.

6	PAYMENTS

6.1	Method of payments. Any amount due under this Guarantee shall be paid:

(a)	in immediately available funds;

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(b)	to such account as the Agent acting on behalf of the other Creditor Parties may from time to time notify to the Guarantor;

(c)	without any form of set-off, cross-claim or condition; and

(d)	free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.

6.2	Grossing-up for taxes. If the Guarantor is required by law to make a tax deduction, the amount due to the Agent acting on behalf of the other Creditor Parties shall be increased by the amount necessary to ensure that the Agent and (if the payment is not due to the Agent for its own account) the Creditor Party beneficially interested in the payment receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

6.3	Tax Credits. If an additional payment is made by the Guarantor under this Clause and any Creditor Party determines that it has received or been granted a credit against or relief of or calculated with reference to the deduction giving rise to such additional payment, such Creditor Party shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment and provided that it has received the cash benefit of such credit, relief or remission, pay to the Guarantor such amount as such Creditor Party shall in its reasonable opinion have concluded to be attributable to the relevant deduction. Any such payment shall be conclusive evidence of the amount due to the Guarantor hereunder and shall be accepted by the Guarantor in full and final settlement of its rights of reimbursement hereunder in respect of such deduction. Nothing herein contained shall interfere with the right of each Creditor Party to arrange its tax affairs in whatever manner it thinks fit. Notwithstanding the foregoing, to the extent that this Clause imposes obligations or restrictions on a party, such obligations or restrictions shall not apply to SACE and SACE shall have no obligations hereunder nor be constrained by such restrictions.

6.4	To the extent that this Clause 6 (Payments) imposes obligations or restrictions on a Creditor Party, such obligations or restrictions shall not apply to SACE and SACE shall have no obligations hereunder nor be constrained by such restrictions.

7	INTEREST

7.1	Accrual of interest. Any amount due under this Guarantee shall carry interest after the date on which the Agent demands payment of it until it is actually paid, unless interest on that same amount also accrues under the Loan Agreement.

7.2	Calculation of interest. Interest on sums payable under this Guarantee shall be calculated and accrue in the same way as interest under clause 6 of the Loan Agreement.

7.3	Guarantee extends to interest payable under Loan Agreement. For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Loan Agreement, including that payable under clause 17 of the Loan Agreement.

8	SUBORDINATION

8.1	Subordination of rights of Guarantor. Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, all rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against the Borrower, any other Obligor or their respective assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents; and in particular, the Guarantor shall not:

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(a)	claim, or in a bankruptcy of the Borrower or any other Obligor prove for, any amount payable to the Guarantor by the Borrower or any other Obligor, whether in respect of this Guarantee or any other transaction;

(b)	take or enforce any Security Interest for any such amount;

(c)	exercise any right to be indemnified by an Obligor;

(d)	bring legal or other proceedings for an order requiring the Borrower or any other Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under this Guarantee;

(e)	claim to set-off any such amount against any amount payable by the Guarantor to the Borrower or any other Obligor; or

(f)	claim any subrogation or right of contribution or other right in respect of any Finance Document or any sum received or recovered by any Creditor Party under a Finance Document.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Creditor Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Creditor Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with the Loan Agreement and the Finance Documents.

9	ENFORCEMENT

9.1	No requirement to commence proceedings against Borrower. The Guarantor waives any right it may have of first requiring the Agent or any other Creditor Party to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Guarantee. Neither the Agent nor any other Creditor Party will need to make any demand under, commence any proceedings under, or enforce any guarantee or any Security Interest contained in or created by, the Loan Agreement or any other Finance Document before claiming or commencing proceedings under this Guarantee. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

9.2	Conclusive evidence of certain matters. However, as against the Guarantor:

(a)	any judgment or order of a court in England or the Marshall Islands or the United States of America in connection with the Loan Agreement; and

(b)	any statement or admission by the Borrower in connection with the Loan Agreement,

shall be binding and conclusive as to all matters of fact and law to which it relates.

9.3	Suspense account. Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Agent and any Creditor Party may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by it (or any trustee or agent on its behalf which, in the case of a Creditor Party, shall include the Agent) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

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(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Guarantee.

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Guarantor represents and warrants to each of the Creditor Parties as follows on the Effective Date of this Guarantee, which representations and warranties shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day from the Effective Date of this Guarantee to the end of the Security Period.

10.2	Status. The Guarantor is duly incorporated and validly existing and in good standing under the laws of Bermuda as an exempted company.

10.3	Corporate power. The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute this Guarantee; and

(b)	to make all the payments contemplated by, and to comply with, this Guarantee.

10.4	Consents in force. All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Legal validity. This Guarantee constitutes the Guarantor's legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms subject to any relevant insolvency laws affecting creditors' rights generally.

10.6	No conflicts. The execution by the Guarantor of this Guarantee and its compliance with this Guarantee will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Guarantor; or

(c)	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.

10.7	No withholding taxes. All payments which the Guarantor is liable to make under this Guarantee may be made without deduction or withholding for or on account of any tax payable under any law of Bermuda or the United States of America.

10.8	No default. To the knowledge of the Guarantor, no Event of Default has occurred which is continuing.

10.9	Information. All information which has been provided in writing by or on behalf of the Guarantor to the Agent or any other Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.2; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.4; and there has been no material adverse change in the financial position or state of affairs of the Guarantor from that disclosed in the latest of those accounts.

10.10	No litigation. No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor's knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Guarantor's financial position or profitability.

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10.11	No Security Interests. None of the assets or rights of the Guarantor is subject to any Security Interest except any Security Interest which (i) qualifies as a Permitted Security Interest with respect to the Guarantor or (ii) is permitted by Clause 11.11 of this Guarantee.

11	UNDERTAKINGS

11.1	General. The Guarantor undertakes with the Agent acting on behalf of the Creditor Parties to comply with the following provisions of this Clause 11 at all times from the date of this Deed to the end of the Security Period, except as the Agent may otherwise permit.

11.2	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Guarantor under or in connection with this Guarantee will be true and not misleading and will not omit any material fact or consideration.

11.3	Provision of financial statements. The Guarantor will send to the Agent:

(a)	as soon as practicable, but in no event later than 120 days after the end of each financial year of the Guarantor beginning with the year ending 31 December 2014, the audited consolidated accounts of the Guarantor and its subsidiaries;

(b)	[reserved];

(c)	[reserved];

(d)	as soon as practicable (and in any event within forty-five (45) days of the end of the contemplated quarter in respect of the first three quarters of each fiscal year and 90 days in respect of the final quarter) a copy of the unaudited consolidated quarterly management accounts (including current and year to date profit and loss statements and balance sheet compared to the previous year and to budget) of the Guarantor certified as to their correctness by the chief financial officer of the Guarantor (it being understood that the delivery by the Guarantor of quarterly or annual reports as filed with the Securities and Exchange Commission in respect of the Guarantor and its consolidated subsidiaries shall satisfy all the requirements of this paragraph (d));

(e)	a compliance certificate in the form set out in Schedule 1 to this Guarantee or in such other form as the Agent may reasonably require (each a "Compliance Certificate") at the same time as there is delivered to the Agent, and together with, each set of unaudited consolidated quarterly management accounts under paragraph (d) and, if applicable, audited consolidated accounts under paragraph (a), duly signed by the chief financial officer of the Guarantor and certifying whether or not the requirements of Clause 11.15 are then complied with;

(f)	such additional financial or other relevant information regarding the Guarantor and the Group as the Agent may reasonably request; and

(g)	(i) As soon as practicable (and in any event within 120 days after the close of each fiscal year), commencing with the fiscal year ending December 31, 2014, annual cash flow projections on a consolidated basis of the Group showing on a monthly basis advance ticket sales (for at least 12 months following the date of such statement) for the Group;

(ii) As soon as practicable (and in any event not later than January 31 of each fiscal year):

(x) a budget for the Group for such new fiscal year including a 12 month liquidity budget for such new fiscal year;

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(y) updated financial projections of the Group for at least the next five years (including an income statement, balance sheet statement and cash flow statement and quarterly break downs for the first of those five years); and

(z) an outline of the assumptions supporting such budget and financial projections including but without limitation any scheduled drydockings;

11.4	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.3 will:

(a)	be prepared in accordance with GAAP;

(b)	when required to be audited, be audited by the auditors which are the Guarantor’s auditors at the date of this Guarantee or other auditors approved by the Agent; provided that, such approval by the Agent shall not be unreasonably withheld or delayed;

(c)	give a true and fair view of the state of affairs of the Guarantor and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(d)	fully disclose or provide for all significant liabilities of the Guarantor and its subsidiaries.

11.5	Shareholder and creditor notices. The Guarantor will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to the Guarantor's shareholders or creditors generally or any class of them.

11.6	Consents. The Guarantor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Guarantor to perform its obligations under this Guarantee;

(b)	for the validity or enforceability of this Guarantee;

and the Guarantor will comply with the terms of all such consents.

11.7	Notification of litigation. The Guarantor will provide the Agent with details of any material legal or administrative action involving the Guarantor as soon as such action is instituted or it becomes apparent to the Guarantor that it is likely to be instituted (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding ten million Dollars or the equivalent in another currency).

11.8	Domicile and principal place of business. The Guarantor:

(a)	will maintain its domicile and registered office at the address stated at the commencement of this Agreement or at such other address in Bermuda as is notified beforehand to the Agent;

(b)	will maintain its principal place of business and keep its corporate documents and records in the United States of America at 7665 Corporate Center Drive, Miami, 33126 Florida (Fax: (305) 436-4140) or at such other address in the United States of America as is notified beforehand to the Agent; and

(c)	will not move its domicile out of Bermuda nor its principal place of business out of the United States of America without the prior agreement of the Agent, acting with the authorisation of the Creditor Parties, such agreement not to be unreasonably withheld.

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11.9	Notification of default. The Guarantor will notify the Agent as soon as the Guarantor becomes aware of the occurrence of an Event of Default and will thereafter keep the Agent fully up-to-date with all developments.

11.10	Maintenance of status. The Guarantor will maintain its separate corporate existence and remain in good standing under the laws of Bermuda.

11.11	Negative pledge. The Guarantor shall not, and shall procure that the Borrower will not, create or permit to arise any Security Interest over any asset present or future except Security Interests created or permitted by the Finance Documents and except for the following:

(a)	Security Interests created with the prior consent of the Agent or otherwise permitted by the Finance Documents;

(b)	in the case of the Guarantor, Security Interests which qualify as Permitted Security Interests with respect to the Guarantor;

(c)	in the case of the Borrower, Security Interests permitted under clause 13.5 of the Loan Agreement;

(d)	Security Interests provided in favour of lenders under and in connection with any refinancing of the Existing Indebtedness or any financing arrangements entered into by any member of the Group for the acquisition of additional or replacement ship(s) (including any refinancing of any such arrangement) but limited to:

(i)	pledges of the share capital of the relevant ship owning subsidiary(/ies); and/or

(ii)	ship mortgages and other securities over the financed ship(s).

11.12	No disposal of assets, change of business. The Guarantor will:

(a)	not, and shall procure that its subsidiaries, as a group, shall not transfer all or substantially all of the cruise vessels owned by them and shall procure that any cruise vessels which are disposed of in compliance with the foregoing shall be disposed on a willing seller willing buyer basis at or about market rate and at arm's length subject always to the provisions of any pertinent loan documentation, and

(b)	continue to be a holding company for a group of companies whose main business is the operation of cruise vessels as well as the marketing of cruises on board such vessels and the Guarantor will not change its main line of business so as to affect any Obligor’s ability to perform its obligations under the Finance Documents or to imperil, in the opinion of the Agent, the security created by any of the Finance Documents or the SACE Insurance Policy.

11.13	No merger etc. The Guarantor shall not enter into any form of merger, sub-division, amalgamation, restructuring, consolidation, winding-up, dissolution or anything analogous thereto or acquire any entity, share capital or obligations of any corporation or other entity (each of the foregoing being a “Transaction”) unless:

(a)	the Guarantor has notified the Agent in writing of the agreed terms of the relevant Transaction promptly after such terms have been agreed as heads of terms (or similar) and thereafter notified the Agent in writing of any significant amendments to such terms during the course of the negotiation of the relevant Transaction; and

(b)	the relevant Transaction does not require or involve or result in any dissolution of the Guarantor so that at all times the Guarantor remains in existence; and

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(c)	each notice delivered to the Agent pursuant to paragraph (a) above is accompanied by a certificate signed by the chief financial officer of the Guarantor whereby the Guarantor represents and warrants to the Agent that the relevant Transaction will not:

(i)	adversely affect the ability of any Obligor to perform its obligations under the Finance Documents;

(ii)	imperil the security created by any of the Finance Documents or the SACE Insurance Policy; or

(iii)	affect the ability of the Guarantor to comply with the financial covenants contained in Clause 11.15.

11.14	Maintenance of ownership of Borrower and Guarantor.

(a)	The Guarantor shall remain the direct or indirect beneficial owner of the entire issued and allotted share capital of Oceania Cruises, free from any Security Interest and Oceania Cruises shall remain the legal holder and direct beneficial owner of all membership interest in the Borrower, free from any Security Interest, except that created in favour of the Agent acting on behalf of the other Creditor Parties; or

(b)	no person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (15 USC §78a et seq.) (the "Exchange Act") as in effect on the Delivery Date) shall acquire beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Guarantor’s equity interests unless a combination of Apollo and Management (the “Permitted Holders”) shall own directly or indirectly, more than such person or “group” on a fully diluted basis of the voting interest in the Guarantor’s equity interests.

11.15	Financial Covenants.

(a)	The Guarantor will not permit the Free Liquidity to be less than $50,000,000 at any time.

(b)	The Guarantor will not permit the ratio of Total Net Funded Debt to Total Capitalization to be greater than 0.70:1.00 at any time.

(c)	The Guarantor will not permit the ratio of Consolidated EBITDA to Consolidated Debt Service for the Group at the end of any fiscal quarter, computed for the period of the four consecutive fiscal quarters ending as at the end of the relevant fiscal quarter, to be less than 1.25:1.00 unless the Free Liquidity of the Group at all times during such period of four consecutive fiscal quarters ending as at the end of such fiscal quarter was equal to or greater than $100,000,000.

11.16	Financial definitions.

For the purposes of Clause 11.15:

(a)	“Cash Balance” shall mean, at any date of determination, the unencumbered and otherwise unrestricted cash and Cash Equivalents of the Group;

(b)	“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by any person, (iii) repurchase obligations with a term of not more than 90

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days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least B-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by any other person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above;

(c)	“Consolidated Debt Service” shall mean, for any relevant period, the sum (without double counting), determined in accordance with GAAP, of:

(i)	the aggregate principal payable or paid during such period on any Indebtedness for Borrowed Money of any member of the Group, other than:

(A)	principal of any such Indebtedness for Borrowed Money prepaid at the option of the relevant member of the Group or by virtue of “cash sweep” or “special liquidity” cash sweep provisions (or analogous provisions) in any debt facility of the Group;

(B)	principal of any such Indebtedness for Borrowed Money prepaid upon a sale or a Total Loss of any ship (as if references in that definition were to all ships and not just the Ship) owned or leased under a capital lease by any member of the Group; and

(C)	balloon payments of any such Indebtedness for Borrowed Money payable during such period (and for the purpose of this paragraph (c) a “balloon payment” shall not include any scheduled repayment installment of such Indebtedness for Borrowed Money which forms part of the balloon);

(ii)	Consolidated Interest Expense for such period;

(iii)	the aggregate amount of any dividend or distribution of present or future assets, undertakings, rights or revenues to any shareholder of any member of the Group (other than the Guarantor, or one of its wholly owned subsidiaries) or any dividends or distributions other than tax distributions in each case paid during such period; and

(iv)	all rent under any capital lease obligations by which the Guarantor or any consolidated subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortized in such period;

as calculated in accordance with GAAP and derived from the then latest accounts delivered under Clause 11.3;

(d)	"Consolidated EBITDA" shall mean, for any relevant period, the aggregate of:

(i)	Consolidated Net Income from the Guarantor's operations for such period; and

(ii)	the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Consolidated Interest Expense, depreciation and amortization, impairment charges and any other non-cash charges and deferred income tax expense for such period;

it being understood, for the avoidance of doubt, that, for purposes of determining compliance with Clause 11.15 for the first four fiscal quarters ending after the Effective Date of this Guarantee, Consolidated EBITDA for the Group shall include Consolidated EBITDA for the then most recently ended period of four consecutive fiscal quarters for

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Prestige Holdings and its subsidiaries;

(e)	"Consolidated Interest Expense" shall mean, for any relevant period, the consolidated interest expense (excluding capitalized interest) of the Group for such period;

(f)	"Consolidated Net Income" shall mean, for any relevant period, the consolidated net income (or loss) of the Group for such period as determined in accordance with GAAP;

(g)	“Free Liquidity” shall mean, at any date of determination, the aggregate of the Cash Balance or any other amounts available for drawing under other revolving or other credit facilities of the Group, which remain undrawn, could be drawn for general working capital purposes or other general corporate purposes and would not, if drawn, be repayable within six months;

(h)	“Indebtedness” shall mean any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent including, without limitation, pursuant to an Interest Rate Protection Agreement or Other Hedging Agreement;

(i)	"Indebtedness for Borrowed Money" shall mean Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:

(i)	moneys borrowed or raised;

(ii)	the advance or extension of credit (including interest and other charges on or in respect of any of the foregoing);

(iii)	the amount of any liability in respect of leases which, in accordance with GAAP, are capital leases;

(iv)	the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of 180 days;

(v)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument; and

(vi)	(without double counting) any guarantee of Indebtedness falling within paragraphs (i) to (v) above;

PROVIDED THAT the following shall not constitute Indebtedness for Borrowed Money:

(A)	loans and advances made by other members of the Group which are subordinated to the rights of the Creditor Parties;

(B)	loans and advances made by any shareholder of the Guarantor which are subordinated to the rights of the Creditor Parties on terms reasonably satisfactory to the Agent; and

(C)	any liabilities of the Guarantor or any other member of the Group under any Interest Rate Protection Agreement or any Other Hedging Agreement or other derivative transactions of a non-speculative nature;

(j)	“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement entered into between a Lender or its Affiliate, or a Mandated Lead Arranger or its Affiliate, and the

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Guarantor and/or the Borrower in relation to the Secured Liabilities of the Borrower under the Loan Agreement;

(k)	“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements entered into between a Lender or its Affiliate, or a Mandated Lead Arranger or its Affiliates, and the Guarantor and/or the Borrower in relation to the Secured Liabilities of the Borrower under the Loan Agreement and designed to protect against the fluctuations in currency or commodity values;

(l)	"Total Capitalization" means, at any date of determination, the Total Net Funded Debt plus the consolidated stockholders’ equity of the Group at such date determined in accordance with GAAP and derived from the then latest accounts delivered under Clause 11.3; provided it is understood that the effect of any impairment of intangible assets shall be added back to stockholders’ equity; and

(m)	"Total Net Funded Debt" shall mean, as at any relevant date:

(i)	Indebtedness for Borrowed Money of the Group on a consolidated basis; and

(ii)	the amount of any Indebtedness for Borrowed Money of any person which is not a member of the Group but which is guaranteed by a member of the Group as at such date;

less an amount equal to any Cash Balance as at such date; provided that any Commitments and other amounts available for drawing under other revolving or other credit facilities of the Group which remain undrawn shall not be counted as cash or indebtedness for the purposes of this Guarantee.

11.17	Negative Undertakings. The Guarantor shall:

(a)	not at any time after the end of the First Financial Quarter, declare or pay dividends or make other distributions or payment in respect of Financial Indebtedness owed to its shareholders without the prior written consent of the Agent, provided that the Guarantor may declare and pay dividends to its shareholders or make any other distributions or payments in respect of Financial Indebtedness owed to its shareholders subject to it on each such occasion satisfying the Agent acting on behalf of the Creditor Parties that it will continue to meet all the requirements of Clause 11.15, if such covenants were to be tested immediately following the payment of any such dividend.

(b)	not, and shall procure that none of its subsidiaries shall:

(i)	make loans to any person that is not the Guarantor or a direct or indirect subsidiary of the Guarantor; or

(ii)	issue or enter into one or more guarantees covering the obligations of any person which is not the Guarantor or a direct or indirect subsidiary of the Guarantor except if such loan is granted to a non subsidiary or such guarantee is issued in the ordinary course of business covering the obligations of a non subsidiary and the aggregate amount of all such loans and guarantees made or issued by the Guarantor and its subsidiaries does not exceed USD[*] or is otherwise approved by the Agent which approval shall not be unreasonably withheld if such loan or guarantee in respect of a non subsidiary would neither:

(A)	affect the ability of any Obligor to perform its obligations under the Finance Documents; nor

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(B)	imperil the security created by any of the Finance Documents or the SACE Insurance Policy; nor

(C)	affect the ability of the Guarantor to comply with the financial covenants contained in Clause 11.15 if such covenants were to be tested immediately following the grant of such loan or the issuance of such guarantee, as demonstrated by evidence satisfactory to the Agent.

12	JUDGMENTS AND CURRENCY INDEMNITY

12.1	Judgments relating to Loan Agreement. This Guarantee shall cover any amount payable by the Borrower under or in connection with any judgment relating to the Loan Agreement.

12.2	Currency indemnity. In addition, clause 20.4 (Currency indemnity) of the Loan Agreement shall apply, with any necessary adaptations, in relation to this Guarantee.

13	SET-OFF

13.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Guarantor at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Guarantor to that Creditor Party under this Guarantee; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Guarantor;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

13.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 13.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

13.3	Sums deemed due to a Lender. For the purposes of this Clause 13, a sum payable by the Guarantor to the Agent acting on behalf of the Creditor Parties for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to that Lender.

14	SUPPLEMENTAL

14.1	Continuing guarantee. This Guarantee shall remain in force as a continuing security at all times during the Security Period, regardless of any intermediate payment or discharge in whole or in paid.

14.2	Rights cumulative, non-exclusive. The Agent's and any other Creditor Party’s rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

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14.3	No impairment of rights under Guarantee. If the Agent or any other Creditor Party omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Agent or any other Creditor Party under this Guarantee.

14.4	Severability of provisions. If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

14.5	Guarantee not affected by other security. This Guarantee is in addition to and shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Agent or any other Creditor Party may now or later hold in connection with the Loan Agreement.

14.6	Guarantor bound by Loan Agreement. The Guarantor agrees with the Agent and any other Creditor Party to be bound by all provisions of the Loan Agreement which are applicable to the Obligors in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee.

14.7	Applicability of provisions of Guarantee to other Security Interests. Any Security Interest which the Guarantor creates (whether at the time at which it signs this Guarantee or at any later time) to secure any liability under this Guarantee shall be a principal and independent security, and Clauses 3 and 17 shall, with any necessary modifications, apply to it, notwithstanding that the document creating the Security Interest neither describes it as a principal or independent security nor includes provisions similar to Clauses 3 and 17.

14.8	Applicability of provisions of Guarantee to other rights. Clauses 3 and 17 shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 3 and 17), being an agreement referring to this Guarantee.

14.9	Third party rights. Other than a Creditor Party or the Italian Authorities, no person who is not a party to this Guarantee has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

14.10	Waiver of rights against SACE. Nothing in this Guarantee or any of the Finance Documents is intended to grant to the Guarantor or any other person any right of contribution from or any other right or claim against SACE and the Guarantor hereby waives irrevocably any right of contribution or other right or claim as between itself and SACE.

15	ASSIGNMENT AND TRANSFER

15.1	Assignment and transfer by Creditor Parties. The Agent and Creditor Parties may assign or transfer their rights under and in connection with this Guarantee to the same extent as they may assign or transfer their rights under the Loan Agreement.

The Guarantor may not assign or transfer its rights under and in connection with this Guarantee.

16	NOTICES

16.1	Notices to Guarantor. Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or fax at:

NCL Corporation Ltd.

7665 Corporate Center Drive

Miami Florida 33126

Fax: (305) 436 4140

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or to such other address which the Guarantor may notify to the Agent.

16.2	Application of certain provisions of Loan Agreement. Clauses 32.3 to 32.8 of the Loan Agreement apply to any notice or demand under or in connection with this Guarantee.

16.3	Validity of demands. A demand under this Guarantee shall be valid notwithstanding that it is served:

(a)	on the date on which the amount to which it relates is payable by the Borrower under the Loan Agreement;

(b)	at the same time as the service of a notice under clause 18.22 (actions following an Event of Default) of the Loan Agreement;

and a demand under this Guarantee may refer to all amounts payable under or in connection with the Loan Agreement without specifying a particular sum or aggregate sum.

16.4	Notices to Agent. Any notice to the Agent acting on behalf of the Creditor Parties under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Agent under the Loan Agreement.

17	INVALIDITY OF LOAN AGREEMENT

17.1	Invalidity of Loan Agreement. In the event of:

(a)	the Loan Agreement or any provision thereof now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any reason whatsoever; or

(b)	without limiting the scope of paragraph (a), a bankruptcy of the Borrower, the introduction of any law or any other matter resulting in the Borrower being discharged from liability under the Loan Agreement, or the Loan Agreement ceasing to operate (for example, by interest ceasing to accrue);

this Guarantee shall cover any amount which would have been or become payable under or in connection with the Loan Agreement if the Loan Agreement had been and remained entirely valid, legal and enforceable, or the Borrower had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the Borrower had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Guarantee to amounts payable by the Borrower under or in connection with the Loan Agreement shall include references to any amount which would have so been or become payable as aforesaid.

17.2	Invalidity of Finance Documents. Clause 17.1 also applies to each of the other Finance Documents to which the Borrower is a party.

18	GOVERNING LAW AND JURISDICTION

18.1	English law. This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

18.2	Exclusive English jurisdiction. Subject to Clause 18.3, the courts of England shall have exclusive jurisdiction to settle Dispute.

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18.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 18.2 is for the exclusive benefit of the Agent and other Creditor Parties, which reserve the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Guarantor shall not commence any proceedings in any country other than England in relation to a Dispute.

18.4	Process agent. The Guarantor irrevocably appoints EC3 Services Limited at its registered office for the time being, presently at The St Botolph Building, 138 Houndsditch, London EC3A 7AR, United Kingdom to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

18.5	Creditor Parties' rights unaffected. Nothing in this Clause 18 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.6	Meaning of “proceedings”. In this Clause 18, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Guarantee (including a dispute relating to the existence, validity or termination of this Guarantee) or any non-contractual obligation arising out of or in connection with this Guarantee.

THIS GUARANTEE has been entered into on the date stated at the beginning of this Guarantee.

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EXECUTION PAGE

GUARANTOR

SIGNED by	) /s/ Amanda Gara
for and on behalf of	) Amanda Gara
NCL CORPORATION LTD.	) Attorney-in-fact
as its duly appointed attorney-in-fact	)
in the presence of:	) /s/ Chloe Goodwin
Chloe Goodwin
Trainee Solicitor
15 Appold Street
London EC2A 2HB

LENDERS

SIGNED by	) /s/ Kate Silverstein
for and on behalf of	) Kate Silverstein
SOCIÉTÉ GÉNÉRALE	) Attorney-in-fact
as its duly appointed attorney-in-fact	)
in the presence of:	) /s/ Chloe Goodwin
Chloe Goodwin
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	) /s/ Kate Silverstein
for and on behalf of	) Kate Silverstein
CRÉDIT AGRICOLE	) Attorney-in-fact
CORPORATE AND	)
INVESTMENT BANK	)
as its duly appointed attorney-in-fact	)
in the presence of:	) /s/ Chloe Goodwin
Chloe Goodwin
Trainee Solicitor
15 Appold Street
London EC2A 2HB

MANDATED LEAD ARRANGERS

SIGNED by	) /s/ Kate Silverstein
for and on behalf of	) Kate Silverstein
SOCIÉTÉ GÉNÉRALE	) Attorney-in-fact
as its duly appointed attorney-in-fact	)

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in the presence of:	) /s/ Chloe Goodwin
Chloe Goodwin
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	) /s/ Kate Silverstein
for and on behalf of	) Kate Silverstein
CRÉDIT AGRICOLE	) Attorney-in-fact
CORPORATE AND	)
INVESTMENT BANK	)
as its duly appointed attorney-in-fact	)
in the presence of:	) /s/ Chloe Goodwin
Chloe Goodwin
Trainee Solicitor
15 Appold Street
London EC2A 2HB

AGENT

SIGNED by	) /s/ Kate Silverstein
for and on behalf of	) Kate Silverstein
CRÉDIT AGRICOLE	) Attorney-in-fact
CORPORATE AND	)
INVESTMENT BANK	)
as its duly appointed attorney-in-fact	)
in the presence of:	) /s/ Chloe Goodwin
Chloe Goodwin
Trainee Solicitor
15 Appold Street
London EC2A 2HB

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SCHEDULE 1

FORM OF COMPLIANCE CERTIFICATE

To:	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

9 Quai du Président Paul Doumer

92920 Paris La Défense cedex

France

Attn:	[●]

[●] 200[●]

Dear Sirs

Loan Agreement dated 18 July 2008 (as amended by a supplemental agreement dated 25 October 2010, as amended and restated on [●] 2014 and as otherwise amended from time to time, the “Loan Agreement”) made between (1) Riviera New Build, LLC (the “Borrower”), (2) the banks and financial institutions named at schedule 1 therein as lenders, (3) Crédit Agricole Corporate and Investment Bank and Société Générale as Mandated Lead Arrangers and (4) Crédit Agricole Corporate and Investment Bank as Agent and SACE Agent for a loan facility of up to the aggregate of the Dollar Equivalent of EUR 334,590,328.80 and the second instalment of the SACE Premium and Guarantee dated [●] 2014 (the “Guarantee”) made between, inter alia, (1) us as guarantor and (2) Crédit Agricole Corporate and Investment Bank as Agent

We refer to the Loan Agreement and the Guarantee. Terms defined in the Loan Agreement and the Guarantee have their defined meanings when used in this Compliance Certificate.

We also refer to the financial covenants set out in Clause 11.15 of the Guarantee.

We certify that in relation to such covenants and by reference to the latest accounts provided under Clause 11.3[(a)/(d)] of the Guarantee:

(a)	Free Liquidity is $[●] and [was / was not] less than $50,000,000 at all times during the three month period ending at the end of the fiscal quarter for which the latest accounts have been provided;

(b)	the ratio of Total Net Funded Debt to Total Capitalization is [☐] and therefore [was/was not] greater than 0.70:1.00 at all times during the three month period ending at the end of the fiscal quarter for which the latest accounts have been provided;

(c)	[the Free Liquidity of the Group at all times during the period of four consecutive fiscal quarters ending as at the end of the fiscal quarter for which the latest accounts have been provided was equal to or greater than $100,000,000] [as at the end of the fiscal quarter for which the latest accounts have been provided, computed for the period of four consecutive fiscal quarters ending at the end of such fiscal quarter, Consolidated EBITDA to Consolidated Debt Service is [☐] and therefore [is/is not] less than 1.25:1.00];

To evidence compliance with the terms of Clause 11.15, we attach:

a copy of the latest quarterly consolidated accounts of the Group as Appendix A [and a copy of the latest annual consolidated accounts of the Group as Appendix B].

No Event of Default has occurred in relation to the Borrower or the Guarantor.

Signed:

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Chief Financial Officer of
NCL Corporation Ltd.

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